Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com

News Release
FOR IMMEDIATE RELEASE
Contact:
Peter D. Nash
630-955-4830
Calamos Asset Management, Inc. Reports Fourth Quarter and Full Year 2007 Results
•	Revenues were $124.5 million, compared to $121.7 million for the fourth quarter 2006

•	Net income was $9.3 million versus $8.9 million in the fourth quarter of 2006

•	Diluted earnings per share were $0.42, compared to $0.38 for the fourth quarter of 2006

•	Regular quarterly dividend of $0.11 per share declared
          NAPERVILLE, Ill., January 28, 2008 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, today reported results for the fourth quarter and full year of 2007.
          “We’re pleased with the investment performance of our portfolios in 2007, most of which outpaced the stock market and their various benchmarks. Assets under management and asset flows improved in the second half of the year, and we believe our investment strategies, which are focused on long-term, risk adjusted performance, have positioned us well for the future,” said John P. Calamos Sr., Chairman and Chief Executive Officer. “We took an additional step in our international distribution efforts during the fourth quarter by launching four Dublin-based offshore funds that will be distributed throughout Europe and Asia. This launch, coupled with the introduction of four U.S. based mutual funds during 2007, supports our continuing strategy to diversify product offerings and distribution relationships,” added Mr. Calamos.
          Also during the fourth quarter, the Board of Directors authorized the repurchase of up to two million additional shares of the company’s outstanding Class A common shares. In the fourth quarter, the company purchased 452,100 shares, representing 2.1% of its outstanding Class A shares at September 30, 2007, under this recently authorized and ongoing buyback program.
          The Board of Directors declared a regular quarterly dividend of 11 cents per share, payable on February 27, 2008 to shareholders of record on February 12, 2008.
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CALAMOS ASSET MANAGEMENT, INC.

Fourth Quarter Results
          Assets under management as of December 31, 2007 fell 1% to $46.2 billion from $46.7 billion at the previous quarter’s end. The decrease in assets under management of $538 million during the quarter was comprised of net redemptions of $59 million and $479 million in market depreciation. Market depreciation, as reported, includes the negative impact of nearly $500 million of income and capital gain distributions from our mutual funds. Average assets under management were $46.9 billion during the fourth quarter of 2007, compared to $45.2 billion for the same period one year ago.
          Fourth quarter 2007 revenues were $124.5 million, a 2% increase from $121.7 million in the fourth quarter of 2006, resulting mostly from higher closed-end fund management fee revenue. Operating expenses were $72.0 million, a 9% increase from $65.8 million in the prior-year quarter. The increase in operating expenses was mainly due to increases in employee compensation and benefits expenses resulting from staff additions in the investment management, information services, sales and marketing functions and from executive transition payments.
          Operating income was $52.6 million for the fourth quarter of 2007, compared with $55.8 million for the same period a year ago. Operating margin was 42.2% for the fourth quarter of 2007 and 45.9% for the year-earlier period. Total other income, net for the fourth quarter of 2007, was $17.6 million, an increase of $10.1 million from the same period a year ago. The increase was largely due to higher capital gain distributions and to market appreciation on our investment portfolio. Those gains were partially offset by a $6.1 million increase in interest expense related to the private debt offering that closed during the third quarter of 2007.
          Net income for the fourth quarter of 2007, representing approximately 22% of the operating company’s results, was $9.3 million, compared with $8.9 million reported for the fourth quarter 2006. Diluted earnings per share were $0.42 for the fourth quarter versus $0.38 for the year-earlier period.
Year-to-Date Results
          Assets under management at December 31, 2007 increased approximately $1.5 billion from December 31, 2006 as market appreciation of $5.1 billion was offset by net redemptions of $3.6 billion. Average assets under management were $44.8 billion for the year ended December 31, 2007, compared to $45.7 billion in 2006.
          Calamos reported revenues of $473.5 million for the twelve months of 2007, a 2% decrease from $485.2 million in 2006, as higher closed-end fund management fees were offset by a 2% decline in average assets under management. Operating expenses were $300.4 million, an 18% increase from $254.1 million for the same period a year ago. Operating expenses for 2007 were significantly impacted by $26.4 million of one-time marketing and sales promotion expenses recorded in the second quarter of 2007, as described below. In addition, the operating expenses were impacted by higher employee compensation and benefits expenses, which reflected staff additions in the investment management, information services and sales and marketing functions.
          Operating income was $173.1 million for 2007, versus $231.0 million for 2006. Operating margin was 36.6% for the year ended December 31, 2007 and 47.6% for the year-earlier period. Total other income, net for the twelve months ended December 31, 2007, was $29.9 million, an
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CALAMOS ASSET MANAGEMENT, INC.

increase of $17.5 million from the same period a year ago. The increase was largely due to higher capital gain distributions and to market appreciation on our investment portfolio. Those increases were partially offset by an $11.4 million increase in interest expense related to the private debt offering that closed during the third quarter of 2007. Net income was $27.7 million for 2007, versus $34.0 million for 2006. Diluted earnings per share were $1.22 per share for 2007, compared with $1.45 per share for the prior period of 2006.
Year-to-Date Results, As Adjusted
          When evaluating our operations, management adjusts operating expenses, operating income, net income and diluted earnings per share to exclude the adverse effect of two one-time marketing and sales promotion expenses recorded in the second quarter of 2007 and related to our closed-end fund business, as presented in Table A, because these expenses are not expected to recur. However, adjusted results are not, and should not be construed as, a substitute for results computed in accordance with accounting principles generally accepted in the United States (GAAP).
•	Calamos incurred a one-time expense of $19.5 million, or $0.11 per diluted share, by terminating our remaining two agreements that required Calamos to make recurring payments of approximately $2.6 million annually based on the assets of two Calamos closed-end funds. Terminating these agreements is expected to have a positive after-tax impact of approximately $0.015 per diluted share annually.

•	Calamos incurred $6.9 million, or $0.04 per diluted share, in one-time aggregate structuring fees related to the Calamos Global Dynamic Income Fund (CHW) offering in the second quarter.
          For the twelve months ended December 31, 2007, operating expenses, as adjusted, were $274.0 million, an 8% increase from $254.1 million in the same period in 2006. Operating income, as adjusted, was $199.5 million versus $231.0 million for 2006. Operating margin, as adjusted, was 42.1%, compared with 47.6% for the year-earlier period. Net income, as adjusted, was $31.3 million for the full year of 2007 versus $34.0 million for the full year of 2006. Diluted earnings per share, as adjusted, were $1.37 per share for 2007, compared with $1.45 per share for 2006.
          Management will hold an investor conference call at 5 p.m. Eastern time on Monday, January 28th. To access the live call and view management’s presentation, click on the Investor Relations tab at www.calamos.com. Alternatively, participants may listen to the live call by dialing 877-299-7187 (706-634-9530 outside the U.S.). Management’s presentation and a replay of the call will be available until February 28th by clicking on the Investor Relations tab at www.calamos.com. Until the end of the day on February 11th, an audio replay will be available by dialing 800-642-1687 (706-645-9291 outside the U.S.) and entering conference ID number 30697420.
          Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
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CALAMOS ASSET MANAGEMENT, INC.

          From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Investment management fees	$86,398	$82,858	$325,395	$329,383
Distribution and underwriting fees	37,001	37,783	143,994	151,760
Other	1,127	1,013	4,088	4,029

Total revenues	124,526	121,654	473,477	485,172
Expenses:
Employee compensation and benefits	24,849	18,886	91,039	73,382
Distribution and underwriting expense	27,758	25,597	104,227	100,935
Amortization of deferred sales commissions	6,029	8,416	27,249	32,924
Marketing and sales promotion	3,759	4,319	40,833	15,631
General and administrative	9,564	8,618	37,036	31,272

Total operating expenses	71,959	65,836	300,384	254,144

Operating income	52,567	55,818	173,093	231,028
Total other income (expense), net	17,604	7,482	29,901	12,381

Income before minority interest in Calamos Holdings LLC and income taxes	70,171	63,300	202,994	243,409
Minority interest in Calamos Holdings LLC	54,645	48,490	156,583	186,631

Income before income taxes	15,526	14,810	46,411	56,778
Income taxes	6,247	5,949	18,666	22,770

Net income	$9,279	8,861	$27,745	$34,008

Earnings per share, basic	$0.44	$0.38	$1.24	$1.47

Weighted average shares outstanding, basic	21,194,785	23,161,998	22,297,170	23,161,998

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$70,171	$63,300	$202,994	$243,409
Impact of income taxes	28,237	25,428	81,644	97,607

Earnings available to common shareholders	41,934	37,872	121,350	145,802

Earnings per share, diluted	$0.42	$0.38	$1.22	$1.45

Weighted average shares outstanding, Diluted	98,786,281	100,817,074	99,760,872	100,805,030

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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended December 31,		Change
	2007	2006	Amount	Percent

Mutual Funds
Beginning assets under management	$35,677	$33,578	$2,099	6%
Net redemptions	(263)	(1,111)	848	NM
Market appreciation (depreciation)	(579)	1,237	(1,816)	NM

Ending assets under management	34,835	33,704	1,131	3

Average assets under management	35,479	33,961	1,518	4

Separate Accounts
Beginning assets under management	11,069	11,231	(162)	1
Net purchases (redemptions)	204	(653)	857	NM
Market appreciation	100	443	(343)	NM

Ending assets under management	11,373	11,021	352	3

Average assets under management	11,392	11,210	182	2

Total Assets Under Management
Beginning assets under management	46,746	44,809	1,937	4
Net redemptions	(59)	(1,764)	1,705	NM
Market appreciation (depreciation)	(479)	1,680	(2,159)	NM

Ending assets under management	46,208	44,725	1,483	3

Average assets under management	$46,871	$45,171	$1,700	4%

	At December 31,		Change
	2007	2006	Amount	Percent

Mutual Funds
Open-end funds	$27,434	$27,303	$131	0%
Closed-end funds	7,401	6,401	1,000	16

Total mutual funds	34,835	33,704	1,131	3

Separate Accounts
Institutional accounts	5,193	5,203	(10)	0
Managed accounts	6,040	5,723	317	6
Alternative investments	140	95	45	47

Total separate accounts	11,373	11,021	352	3

Ending assets under management	$46,208	$44,725	$1,483	3%

	At December 31,		Change
Assets by Strategy	2007	2006	Amount	Percent

Equity	$22,695	$22,869	$(174)	1%
Balanced	14,145	12,887	1,258	10
Convertible	4,675	4,987	(312)	6
High Yield	2,801	2,966	(165)	6
Alternative	1,740	1,016	724	71
Fixed Income	82	—	82	NM
Money Market	70	—	70	NM

Ending assets under management	$46,208	$44,725	$1,483	3%

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CALAMOS ASSET MANAGEMENT, INC.

Table A
Calamos Asset Management, Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
          This earnings release announcing results of operations for the twelve months ended December 31, 2007 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:
•	Operating expense, as adjusted

•	Operating income, as adjusted

•	Net income, as adjusted

•	Diluted earnings per share, as adjusted
          In evaluating operating performance, management considers operating expense, operating income, net income and diluted earnings per share, each calculated in accordance with GAAP, as well as each item on an as-adjusted basis, which constitute non-GAAP financial measures. Items presented on an as-adjusted basis exclude the impact of terminating the two closed-end fund additional compensation agreements and the CHW closed-end fund structuring fees. As these items incurred in the second quarter of 2007 are not expected to recur, management believes that excluding these items better enables it to evaluate the company’s operating performance relative to prior periods. Management considers these non-GAAP financial measures when evaluating the company’s performance and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s operations for the periods compared.
          The following table provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measures under GAAP for the twelve months ended December 31, 2007 and 2006 (in thousands, except per share data):

	Twelve Months Ended
	December 31,
	2007	2006

Operating expenses	$300,384	$254,144
Termination of closed-end fund compensation agreements	19,500	—
Closed-end fund structuring fees	6,904	—

Operating expenses, as adjusted	$273,980	$254,144

Operating income	$173,093	$231,028
Termination of closed-end fund compensation agreements	19,500	—
Closed-end fund structuring fees	6,904	—

Operating income, as adjusted	$199,497	$231,028

Net income	$27,745	$34,008
Termination of closed-end fund compensation agreements	2,634	—
Closed-end fund structuring fees	933	—

Net income, as adjusted	$31,312	$34,008

Diluted earnings per share	$1.22	$1.45
Termination of closed-end fund compensation agreements	0.11	—
Closed-end fund structuring fees	0.04	—

Diluted earnings per share, as adjusted	$1.37	$1.45

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